Exhibit 99.1

Investor Contacts:
Kevin J. Hammons	Ross W. Comeaux
Executive Vice President	Vice President – Investor Relations
and Chief Financial Officer	615-465-7012
615-465-7000

Media Contact:

Tomi Galin

Senior Vice President, Corporate Communications,

  Marketing and Public Affairs

615-628-6607

COMMUNITY HEALTH SYSTEMS ANNOUNCES OFFERING

OF $1.020 BILLION OF SENIOR SECURED NOTES DUE 2025

FRANKLIN, Tenn. (January 23, 2020) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), intends to offer $1.020 billion aggregate principal amount of Senior Secured Notes due 2025 (the “Notes”), subject to market and other conditions.

The Issuer intends to use the net proceeds of the offering of Notes to (i) purchase any and all of its 5.125% Senior Secured Notes due 2021 (the “2021 Notes”) validly tendered and not validly withdrawn in the cash tender offer announced on January 23, 2020, (ii) redeem all of the 2021 Notes that are not purchased pursuant to such tender offer and (iii) pay related fees and expenses.

The Notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

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